Exhibit 97.1

RADWARE LTD.
COMPENSATION RECOVERY POLICY

Radware Ltd. (the “Company” or “we”) has adopted this Compensation Recovery Policy (this “Policy”), effective as of October 2, 2023 (the “Effective Date”).  Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 11.

1.	Persons Subject to Policy

This Policy shall apply to and be binding and enforceable on current and former Officers. In addition, the Committee and the Board may apply this Policy to persons who are not Officers, and such application shall apply in the manner determined by the Committee and the Board in their sole discretion.

2.	Compensation Subject to Policy

This Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules1.

3.	Recovery of Compensation

In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly and in accordance with Section 4 below, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee and the Board have determined that recovery from the relevant current or former Officer would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company.  For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any Officer’s right to voluntarily terminate employment for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

4.	Manner of Recovery; Limitation on Duplicative Recovery

The Committee and the Board shall, in their sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

1 Nasdaq Rule 5608 currently provides that “Incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period”.

5.	Administration

This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations it deems necessary, appropriate or advisable for such purpose. Subject to applicable laws, including the Applicable Rules, (i) the Board may re-vest in itself the authority to administer, interpret and construe this Policy, and in such event references herein to the “Committee” shall be deemed to be references to the Board, (ii) all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including, without limitation, the Company and its affiliates, Officers and employees, (iii) the Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable laws, including any Applicable Rules, (iv) the Committee shall have full power and authority to correct any defect, supplement any omission and reconcile any inconsistency in this Policy and (v) the Committee shall have full power and authority to make any other determination and take any other action that the Committee will deem necessary or desirable for the administration of this Policy and to comply with applicable law (including the Applicable Rules).

6.	Interpretation

This Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.

7.	No Indemnification; No Liability

The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, including, without limitation, through gross-up payments, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy.  None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.

8.	Application; Enforceability

Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any Other Recovery Arrangements. Without limiting the foregoing, in the event of a conflict between this Policy and the Compensation Policy, the latter shall prevail, except with respect to the recovery of any portion of Incentive-Based Compensation that is Erroneously Awarded Compensation that would not be recoverable under the Compensation Policy, in which case this Policy shall prevail.  Subject to Section 4, the remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company or is otherwise required by applicable law and regulations.

9.	Severability

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10.	Amendment; Termination; Etc.

The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association in the U.S. This Policy shall be binding and enforceable against all Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

11.	Definitions

“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed (currently, Nasdaq Rule 5608), and any applicable rules, standards or other guidance adopted by the Commission or any national securities exchange or association on which the Company’s securities are listed.

“Board” means the Board of Directors of the Company.

“Compensation Policy” means the Company’s Compensation Policy for Executive Officers and Directors, as adopted in accordance with the Israeli Companies Law,1999 and as in effect from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Committee” means the Compensation Committee of the Board or, in the absence of such a committee, a majority of the independent directors serving on the Board.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis, all as more fully set forth in the Applicable Rules.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP, IFRS and non-GAAP/IFRS financial measures, as well as stock price and total shareholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Commission.

“GAAP” means United States generally accepted accounting principles.

“IFRS” means international financial reporting standards as adopted by the International Accounting Standards Board.

“Impracticable” means (a) the direct expense paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such reasonable attempt(s) and (iii) provided such documentation to the relevant listing exchange or association; (b) the recovery would violate the Company’s home country laws adopted prior to November 28, 2022 pursuant to an opinion of home country counsel; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such a violation and (ii) provided such opinion to the relevant listing exchange or association; or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

“Officer” means each person who the Company determines serves as an executive officer, as defined in Applicable Rules2.

2 Nasdaq Rule 5608 currently provides that an executive officer is “the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. In addition, when the Company is a limited partnership, officers or employees of the general partner(s) who perform policy-making functions for the limited partnership are deemed officers of the limited partnership. When the Company is a trust, officers, or employees of the trustee(s) who perform policy-making functions for the trust are deemed officers of the trust. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this Rule would include at a minimum executive officers identified pursuant to 17 CFR 229.401(b).”

“Other Recovery Arrangements” means any clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (including, without limitation, the Compensation Policy).

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

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ACKNOWLEDGMENT AND CONSENT TO
COMPENSATION RECOVERY POLICY

By signing below, the undersigned acknowledges the following:

1.
The undersigned has received a copy of the Compensation Recovery Policy (the “Policy”) adopted by Radware Ltd. (the “Company”), and has read and understands the Policy. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Policy.

2.
The undersigned agrees that any Incentive-Based Compensation received on or after the Effective Date is subject to recovery pursuant to the terms of the Policy. To the extent the Company’s recovery right conflicts with any other contractual rights the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights.

3.	The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under the Compensation Policy or applicable law and regulations.

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